 EXHIBIT 21

AMBASE CORPORATION
SUBSIDIARY LISTING
AS OF DECEMBER 31, 2010

Name	Jurisdiction In Which Organized	Percentage Voting Securities Owned By Immediate Parent
AmBase Corporation	Delaware	N/A
Carteret Bancorp, Inc.	Delaware	100%
Maiden Lane Associates, Ltd.	Delaware	100%
SDG Financial Corp.	Delaware	100%

Note:           Interrelationships shown by indentation with 100% ownership unless otherwise indicated.